Exhibit 99.1

FOR IMMEDIATE RELEASE	April 28, 2022

Teleflex Reports First Quarter Financial Results And Full Year Outlook

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 27, 2022.

First quarter financial summary
•Revenues of $641.7 million, up 1.2% year-over-year; up 3.2% on a constant currency basis
•GAAP diluted EPS from continuing operations of $1.63, compared to $1.58 in the prior year period
•Adjusted diluted EPS from continuing operations of $2.88, compared to $2.87 in the prior year period

2022 guidance summary

•Reiterating GAAP and constant currency revenue growth of 2.3% to 3.8% and 4.0% to 5.5%, respectively
•Revising GAAP EPS from continuing operations to $8.85 to $9.45 from $8.90 to $9.50
•Reiterating adjusted diluted EPS from continuing operations of $13.70 to $14.30
Liam Kelly, Chairman, President and Chief Executive Officer, said, “Teleflex delivered solid first quarter results reflecting strong execution, the benefits of our diversified product portfolio, and the dedication of our global team to serving our customers. COVID-19 cases trended down throughout the first quarter, and the number of elective surgical procedures increased. Although Teleflex continues to monitor inflationary and supply chain pressures, we believe that the Company remains well-positioned to drive durable growth and manage the challenges of the current environment. In turn, we are reiterating our revenue growth and adjusted EPS guidance for 2022. We remain committed to our multi-year strategy to optimize our portfolio for growth through our high-growth platform, enhance margins, and advance our ESG initiatives."

NET REVENUE BY SEGMENT
The following table provides information regarding net revenues in each of the Company's reportable operating segments for the three months ended March 27, 2022 and March 28, 2021 on a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 27, 2022	March 28, 2021	Reported Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$378.0	$375.5	0.7%	(0.1)%	0.8%
EMEA	136.9	141.2	(3.1)%	(6.5)%	3.4%
Asia	69.2	63.7	8.6%	(3.9)%	12.5%
OEM	57.6	53.5	7.8%	(1.4)%	9.2%
Total	$641.7	$633.9	1.2%	(2.0)%	3.2%

NET REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding net revenues in each of the Company's global product categories for the three months ended March 27, 2022 and March 28, 2021 on a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 27, 2022	March 28, 2021	Reported Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$166.1	$164.0	1.3%	(1.9)%	3.2%
Interventional	96.9	96.2	0.7%	(1.6)%	2.3%
Anesthesia	86.9	84.9	2.4%	(2.6)%	5.0%
Surgical	89.7	80.4	11.6%	(2.8)%	14.4%
Interventional Urology	74.9	73.4	2.1%	(0.1)%	2.2%
OEM	57.7	53.5	7.8%	(1.4)%	9.2%
Other	69.5	81.7	(14.9)%	(3.2)%	(11.7)%
Total	$641.7	$633.9	1.2%	(2.0)%	3.2%

OTHER FINANCIAL HIGHLIGHTS
•Depreciation expense, amortization of intangible assets and deferred financing charges for the quarter ended March 27, 2022 totaled $59.0 million compared to $60.6 million for the prior year period.
•Cash and cash equivalents at March 27, 2022 were $466.7 million compared to $445.1 million at December 31, 2021.
•Net accounts receivable at March 27, 2022 were $407.2 million compared to $383.6 million at December 31, 2021.
•Inventories at March 27, 2022 were $491.4 million compared to $477.6 million at December 31, 2021.

2022 OUTLOOK
On a GAAP basis, full year 2022 revenue is unchanged and expected to increase by 2.3% to 3.8%, reflecting our estimate of an approximately 1.7% negative impact of foreign exchange rate fluctuations. On a constant currency basis, the Company reiterated full year 2022 revenue growth of 4.0% to 5.5%, inclusive of a 1.5%year-over-year headwind from the initial phase of the respiratory divestiture completed on June 28, 2021, which is now expected to be approximately 1.5%.

The Company revised its full year 2022 GAAP diluted earnings per share from continuing operations to $8.85 to $9.45 from $8.90 to $9.50 The Company reiterated its 2022 adjusted diluted earnings per share from continuing operations outlook of

$13.70 to $14.30, which includes a headwind from the respiratory divestiture now expected to be $0.16, representing a 2.8% to 7.3% increase year-over-year. $0.16

Forecasted 2022 Constant Currency Revenue Growth Reconciliation

	Low	High
Forecasted 2022 GAAP revenue growth	2.3%	3.8%
Estimated impact of foreign currency exchange rate fluctuations	(1.7)%	(1.7)%
Forecasted 2022 constant currency revenue growth	4.0%	5.5%

Forecasted 2022 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High
Forecasted GAAP diluted earnings per share from continuing operations	$8.85	$9.45
Restructuring, restructuring related and impairment items, net of tax	$0.76	$0.76
Acquisition, integration and divestiture related items, net of tax	$0.01	$0.01
MDR	$0.79	$0.79
Intangible amortization expense, net of tax	$3.29	$3.29
Forecasted adjusted diluted earnings per share from continuing operations	$13.70	$14.30

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
A webcast of Teleflex's first quarter 2022 investor conference call can be accessed live from a link on the Company's website at teleflex.com. The call will begin at 8:00 am ET on April 28, 2022.

An audio replay of the investor call will be available beginning at 11:00 am ET on April 28, 2022, either on the Teleflex website or by telephone. The call can be accessed by dialing (866) 813-9403 (U.S.), 1 226 828 7578 (Canada), 0204 525 0658 (UK), 44 204 525 0658 (all other locations).
The confirmation code is 682622.

ADDITIONAL NOTES
References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.
Certain financial information is presented on a rounded basis, which may cause minor differences. Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  The MDR requirements became effective in May 2021, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

Reconciliation of Consolidated Statement of Income Items (Dollars in millions, except per share data)

Three Months Ended March 27, 2022
	Gross margin	Selling, general and administrative expenses (1)	Research and development expenses (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis	54.0%	31.8%	5.7%	16.1%	$93.3	$16.0	17.1%	$1.63
Adjustments
Restructuring, restructuring related and impairment items (A)	1.0	—	—	1.4	8.8	1.1		0.16
Acquisition, integration and divestiture related items (B)	—	—	—	—	0.2	(0.1)		0.01
Other items	—	—	—	—	—	—		0.00
MDR	—	—	(1.9)	1.9	12.1	—		0.25
Intangible amortization expense	3.4	(3.0)	—	6.3	40.6	1.4		0.83
Tax adjustments	—	—	—	—	—	—		0.00
Adjustments total	4.4	(3.0)	(1.9)	9.6	61.7	2.4		1.25
Adjusted basis	58.4%	28.8%	3.8%	25.7%	$155.0	$18.4	11.9%	$2.88

Three Months Ended March 28, 2021
	Gross margin	Selling, general and administrative expenses (1)	Research and development expenses (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis	54.3%	32.0%	4.7%	16.3%	$87.3	$12.4	14.2%	$1.58
Adjustments
Restructuring, restructuring related and impairment items (A)	1.0	—	—	2.3	14.6	2.1		0.26
Acquisition, integration and divestiture related items (B)	0.5	(1.1)	—	1.6	10.1	1.1		0.19
Other items	—	—	—	—	—	—		0.00
MDR	—	—	(0.6)	0.7	4.2	—		0.09
Intangible amortization expense	3.6	(3.0)	—	6.6	41.9	7.1		0.74
Tax adjustments	—	—	—	—	—	(0.6)		0.01
Adjustments total	5.1	(4.1)	(0.6)	11.2	70.8	9.7		1.29
Adjusted basis	59.4%	27.9%	4.1%	27.5%	$158.1	$22.1	13.9%	$2.87
Notes: (1) Selling, general and administrative expenses and research and development expenses are shown as a percentage of net revenues.
(2) Operating margin defined as Income from continuing operations before interest, loss on extinguishment of debt and taxes as a percentage of net revenues.

Tickmarks to Reconciliation Tables
(A)Restructuring, restructuring related and impairment items – For the three months ended March 27, 2022, pre-tax restructuring charges were $0.9 million, restructuring related charges were $6.4 million, and impairment charges were $1.5 million. For the three months ended March 28, 2021, pre-tax restructuring charges were $8.0 million and pre-tax restructuring related charges were $6.6 million.
(B)Acquisition, integration and divestiture related items – For the three months ended March 27, 2022, these charges related to the Z-Medica, LLC acquisition. For the three months ended March 28, 2021, these charges primarily related to reversal of contingent consideration liabilities and inventory step-up for Z-Medica, LLC acquisition.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, LMA®, Pilling®, QuikClot®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, statements regarding forecasted 2022 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2022 financial results; and our estimates with regard to the projected impacts of the divestiture of a significant portion of our respiratory business on our financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, the adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders, which may significantly reduce customer spending and which may have a negative impact on the Company’s business, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and international conflicts and hostilities, such as the ongoing conflict between Russia and Ukraine; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 27, 2022	March 28, 2021
	(Dollars and shares in thousands, except per share)
Net revenues	$641,715	$633,925
Cost of goods sold	295,482	289,398
Gross profit	346,233	344,527
Selling, general and administrative expenses	203,932	203,148
Research and development expenses	36,360	29,947
Restructuring and impairment charges	2,405	7,998
Income from continuing operations before interest and taxes	103,536	103,434
Interest expense	10,418	16,798
Interest income	(222)	(659)
Income from continuing operations before taxes	93,340	87,295
Taxes on income from continuing operations	15,973	12,428
Income from continuing operations	77,367	74,867
Operating loss from discontinued operations	(294)	(1)
Tax benefit on operating loss from discontinued operations	(68)	—
Loss from discontinued operations	(226)	(1)
Net income	$77,141	$74,866
Earnings per share:
Basic:
Income from continuing operations	$1.65	$1.60
Loss from discontinued operations	—	—
Net income	$1.65	$1.60
Diluted:
Income from continuing operations	$1.63	$1.58
Loss from discontinued operations	—	—
Net income	$1.63	$1.58
Weighted average common shares outstanding
Basic	46,876	46,698
Diluted	47,402	47,407

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 27, 2022	December 31, 2021
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$466,656	$445,084
Accounts receivable, net	407,159	383,569
Inventories	491,422	477,643
Prepaid expenses and other current assets	123,872	117,277
Prepaid taxes	5,092	5,545
Total current assets	1,494,201	1,429,118
Property, plant and equipment, net	436,021	443,758
Operating lease assets	124,390	129,653
Goodwill	2,492,726	2,504,202
Intangible assets, net	2,243,559	2,289,067
Deferred tax assets	6,791	6,820
Other assets	75,622	69,104
Total assets	$6,873,310	$6,871,722
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$110,000	$110,000
Accounts payable	117,464	118,236
Accrued expenses	158,945	163,441
Payroll and benefit-related liabilities	102,407	143,657
Accrued interest	16,808	5,209
Income taxes payable	88,451	83,943
Other current liabilities	62,125	55,633
Total current liabilities	656,200	680,119
Long-term borrowings	1,740,778	1,740,102
Deferred tax liabilities	369,739	370,124
Pension and postretirement benefit liabilities	43,427	45,185
Noncurrent liability for uncertain tax positions	8,614	8,646
Noncurrent operating lease liabilities	109,597	116,033
Other liabilities	149,421	156,765
Total liabilities	3,077,776	3,116,974
Commitments and contingencies
Total shareholders' equity	3,795,534	3,754,748
Total liabilities and shareholders' equity	$6,873,310	$6,871,722

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 27, 2022	March 28, 2021
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$77,141	$74,866
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	226	1
Depreciation expense	17,317	17,513
Intangible asset amortization expense	40,597	41,922
Deferred financing costs and debt discount amortization expense	1,048	1,210
Fair value step up of acquired inventory sold	—	3,993
Changes in contingent consideration	(30)	6,354
Asset impairment charges	1,497	—
Stock-based compensation	5,302	5,344
Deferred income taxes, net	409	425
Interest benefit on swaps designated as net investment hedges	(4,848)	(4,647)
Other	(2,093)	(14,384)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(27,805)	(12,298)
Inventories	(19,852)	(10,074)
Prepaid expenses and other assets	4,830	3,342
Accounts payable, accrued expenses and other liabilities	(36,978)	(4,438)
Income taxes receivable and payable, net	5,341	1,665
Net cash provided by operating activities from continuing operations	62,102	110,794
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(13,078)	(19,276)
Proceeds from sale of business and assets	262	161
Payments for businesses and intangibles acquired, net of cash acquired	—	(1,762)
Net cash used in investing activities from continuing operations	(12,816)	(20,877)
Cash flows from financing activities of continuing operations:
Reduction in borrowings	—	(100,000)
Debt extinguishment, issuance and amendment fees	—	(22)
Net payments from share based compensation plans and the related tax impacts	(4,941)	(2,510)
Payments for contingent consideration	(73)	(13,071)
Dividends paid	(15,946)	(15,893)
Net cash used in financing activities from continuing operations	(20,960)	(131,496)
Cash flows from discontinued operations:
Net cash used in operating activities	(119)	(243)
Net cash used in discontinued operations	(119)	(243)
Effect of exchange rate changes on cash and cash equivalents	(6,635)	(9,427)
Net increase (decrease) in cash and cash equivalents	21,572	(51,249)
Cash and cash equivalents at the beginning of the period	445,084	375,880
Cash and cash equivalents at the end of the period	$466,656	$324,631

Contacts:
Teleflex Incorporated:
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

John Hsu, CFA
Vice President, Investor Relations

investors.teleflex.com
610-948-2836